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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



            COAST FEDERAL LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Common Stock, par value $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19034Q110
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 24, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)
                             [ ] Rule 13d-1(b)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP NO.   19034Q110              SCHEDULE 13G                PAGE 2 OF 7 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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
--------------------------                            --------------------------
CUSIP NO.   19034Q110              SCHEDULE 13G                PAGE 3 OF 7 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DAVID C. ABRAMS
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
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

CUSIP NO.  19034Q110               SCHEDULE 13G               PAGE 4 OF 7 PAGES
           ---------                                              ---  ---


ITEM 1.

   (a) Name of Issuer:  Coast Federal Litigation Contingent Payment Rights Trust
                      ----------------------------------------------------------

   (b) Address of Issuer's Principal Executive Offices:

E.A. Delle Donne Corporate Center, Montgomery Building, 1011 Centre Road, Wilmington, Delaware 19805-1266
--------------------------------------------------------------------------------


ITEM 2.

    (a)and (c)  Name and Domicile/Citizenship of Persons Filing:

      (i) Abrams Capital, LLC, a Delaware limited liability company ("Abrams Capital").
      (ii) David C. Abrams, a United States citizen.

      (b) and (f) Each of the  Reporting  Persons has a business  address of

          222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.
         ---------------------------------------------------------------

      (d) Title of Class of Securities:  Common Stock, $ 0.001 par value
                                       -----------------------------------

      (e) CUSIP Number: 19034Q110
                       ------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent  Holding  Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Section 240.13d-1(c), check this box [X].

CUSIP NO.  19034Q110               SCHEDULE 13G               PAGE 5 OF 7 PAGES
           ---------                                              ---  ---


ITEM 4.   OWNERSHIP

      Abrams Capital, LLC*

      (a) Amount Beneficially Owned:     0
                                     -------------------------------------------
      (b) Percent of Class:     0.0%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------

      David C. Abrams**

      (a) Amount Beneficially Owned:      0
                                     -------------------------------------------
      (b) Percent of Class:     0.0%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------

-----------------------
* Shares reported for Abrams Capital, LLC include shares beneficially owned by private investment partnerships of which Abrams Capital, LLC is the General Partner.
** Shares reported for David C. Abrams include shares beneficially owned by private investment partnerships and a private investment corporation which entities may be deemed to be controlled by Mr. Abrams, who is the Managing Member of the sole General Partner of such partnerships and Managing Member of the Investment Adviser to the private investment corporation.

CUSIP NO.  19034Q110               SCHEDULE 13G               PAGE 6 OF 7 PAGES
           ---------                                              ---  ---


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF  A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  19034Q110               SCHEDULE 13G               PAGE 7 OF 7 PAGES
           ---------                                              ---  ---


                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  May 1, 2003



                                           ABRAMS CAPITAL, LLC


                                           By:/s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams, Managing Member




                                           DAVID C. ABRAMS


                                           By:/s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams